Exhibit 99.1

For more information, contact:

Linda Ford

DynTek, Inc.

949-271-6705

linda.ford@dyntek.com

DynTek Appoints Casper Zublin, Jr. to Board of Directors;

J. Michael Gullard Named Chairman of the Board

Irvine, CA – October 11, 2005– DynTek, Inc. (OTCBB: DYTK), a leading provider of professional technology services, today announced that Casper Zublin, Jr. has been appointed to the company’s board of directors.  Mr. Zublin currently serves as the company’s chief executive officer.  The company also announced that J. Michael Gullard, currently serving as a director, has been appointed as the company’s non-executive chairman of the board.

“In his first year with DynTek, as both COO and CEO, Casper has served as a change agent within the company, and provided solid strategic direction and leadership,” said Robert Webber, DynTek’s president and director.  “His comprehensive understanding of the dynamics of our industry, energy, and thought leadership will be significant assets to our board of directors, in addition to the service he provides in his other roles within the company.”

 “In a relatively short time, Mike Gullard has contributed significant value and insight as a director,” continued Webber.  “He brings a depth of experience in the technology industry — from his service as a senior manager at Intel to recent successes as an investor, board chairman, and leader of several technology companies.  We feel his industry experience, financial acumen, and independence combine to make him the ideal candidate to serve as chairman of our board of directors.  We welcome the addition of Casper to the board, and Mike in his new role as chairman, and believe these are positive steps for the company as we continue to effect our turnaround strategy and the implementation of our Profitability Plan.”

Mr. Zublin was appointed Chief Executive Officer in June 2005.  He joined DynTek in October 2004 as Chief Operating Officer.  Previously, he served as President and CEO of Integration Technologies, Inc., which was acquired by DynTek in October 2004.  From 1998 to 2000, he was President and CEO of AnySite Technologies, a business intelligence software development company, which was acquired first by Thompson Associates in April 2000, and later acquired by MapInfo Corporation in 2002.  From April 2000 to March 2002, he served as President of AnySite and Executive Vice President of Thompson Associates, Inc.  Mr. Zublin previously served as President of Staffing, Inc., a national staffing services firm.  In senior leadership roles for several high-growth technology companies, Mr. Zublin has been a four-time winner of the Inc. 500 award, which recognizes America’s fastest-growing private companies.  He is the Chairman of Talk About Curing Autism.  He earned a B.A. from Principia College, and an M.B.A. from the University of Chicago.

Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation that specializes in change management software tools.  From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a publicly-held corporation that provides IT infrastructure management services on an outsourced basis.   Previously, Mr. Gullard also held a variety of senior financial and operational management positions at Intel Corporation from 1972 to 1979.

About DynTek

DynTek is a leading provider of professional technology services to mid-market customers, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide.  The company offers technology practices in IT security, advanced network infrastructure, voice over internet protocol (“VOIP”), and access infrastructure.  DynTek’s multi-disciplinary approach allows our clients to turn to a single source for their most critical technology requirements.    For more information, visit www.dyntek.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to maintain existing and  attract future customers, the ability to finance and sustain operations, including the ability to comply with the terms of working capital facilities and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing; the ability to raise equity capital in the future; the ability to achieve profitability despite historical losses from operations; the ability to maintain business relationships with IT product vendors and the ability to procure products as necessary; the size and timing of additional significant orders and their fulfillment; the continuing desire of and available budgets for state and local governments to outsource to private contractors; the ability to successfully identify and integrate acquisitions; the retention of skilled professional staff and certain key executives; the performance of the Company’s government and commercial technology services; the continuation of general economic and business conditions that are conducive to outsourcing of IT services; the ability to maintain trading on the NASD OTC Bulletin Board or other markets in the future; and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2005, and other SEC filings. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.